Exhibit 10.54

*** Confidential treatment request pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Dated 22 September 2005

(1) UNIVERSITY COLLEGE LONDON

(2)  UCL BIOMEDICA PLC

(3) CIPHERGEN BIOSYSTEMS, INC

COLLABORATIVE RESEARCH AGREEMENT

THIS AGREEMENT dated 22 September 2005 is made BETWEEN:

(1)         UNIVERSITY COLLEGE LONDON, whose administrative offices are at Gower Street London, WC1E 6BT (“the University”); and

(2)        UCL BIOMEDICA PLC, a company registered in England under number 02776963 whose registered office is at c/o Finance Division, University College London, Gower Street, London WC1E 6BT (“UCL Biomedica”); and

(3)        CIPHERGEN BIOSYSTEMS, INC, a company registered in the United States whose registered office is at 6611 Dumbarton Circle, Fremont, California 94555 (“the Sponsor”)

hereinafter each known as “Party” or collectively as “the Parties”

WHEREAS,

(A) Professor Ian Jacobs of the University (the “Principal Investigator”) has research objectives that encompass the discovery, validation, and characterization of novel Biomarkers related to ovarian cancer;

(B) The Principal Investigator desires to further such research objectives by collaborating with the Sponsor, a company that has developed a number of technologies that are uniquely enabling in the investigation of Biomarkers,  such technologies including, without limitation, Surface Enhanced Laser Desorption/Ionization (“SELDI”), as described in United States Patent Application 08/068,896 and all patents and applications claiming priority thereto including, but not limited to, U.S. Patent No. 5,719,060 and U.S. Patent No. 6,225,047;

(C) The Sponsor is willing to engage in the Principal Investigator’s desired collaboration in exchange for UCL Biomedica’s grant of an option to an exclusive licence on terms as further set out in this Agreement with respect to use of discovered Biomarkers in all areas, including without limitation, research, diagnostic, therapeutic, theranostic and/or prophylactic areas throughout the world; and

(D) UCL Biomedica was established for the purpose of protecting and commercially exploiting the results arising from research undertaken by University researchers in the University, or by University researchers in collaboration with other academic institutions or commercial entities;

(E) It is the intention of the University and UCL Biomedica that all Resulting Intellectual Property generated in the course of the Project hereunder that are (1) invented solely by the University shall be owned solely by the University and assigned to UCL Biomedica and (2) jointly invented by the Sponsor and the University, shall be assigned to UCL Biomedica for the purposes of protection and commercial exploitation.

(F) In      light of the Sponsor’s willingness to collaborate in the discovery, purification, identification and/or validation of Biomarkers and the University’s and UCL Biomedica’s desire to facilitate the use of the discovered, purified, identified and/or validated Biomarkers in generally available health care products and services, UCL Biomedica is willing to grant to the

Sponsor an option to an exclusive licence on the terms specified in Schedule 3 with respect to the aforementioned Biomarkers throughout the world;

NOW, THEREFORE, in consideration of the foregoing premises and of the faithful performance of the covenants herein contained, the Parties agree as follows:

1.             DEFINITIONS

In this Agreement the following expressions have the meaning set opposite:

Academic Publication:

the publication of an abstract, article or paper in a journal, or its presentation at a conference or seminar; and in clauses 6 and 7 “to Publish” and “Publication” are to be construed as references to Academic Publication;

this Agreement:	this document, including its Schedules, as amended from time to time in accordance with clause 11.9;

a Business Day:	Monday to Friday (inclusive) except bank or public holidays;

Biomarker

a substance or characteristic that, measured in certain absolute or relative amounts in blood, other body fluids, or tissues may suggest or be linked with a certain biological, pathogenic, and/or pharmacological process. Examples of known Biomarkers used for the purpose of diagnosing cancer include CA 125 (ovarian cancer), CA 15-3 (breast cancer), CEA (ovarian, lung, breast, pancreas, and GI tract cancers), and PSA (prostate cancer);

Confidential Information:

each Party’s confidential information is: any Background Intellectual Property disclosed by that Party to the other for use in the Project and identified as confidential before or at the time of disclosure; business information; and any Resulting Intellectual Property in which that Party owns the Intellectual Property;

the Effective Date:	1 October 2005;

External Funding:	any funding or assistance provided for the Project, or to any Party for use in the Project by any third party, including without limitation, any state or public body;

the Financial Contribution:	the financial contribution to be provided by the

Sponsor set out in Schedule 1;

the Research Field:	the field of research and development activities that is directed at the discovery, purification, identification and/or validation of Biomarkers related to breast and ovarian cancer;

the Licensed Field:	the research, development and commercialization of Licensed Products (as that term is defined in Schedule 3) for Diagnostics and Therapeutics for cancer, as more particularly specified in Schedule 3;

a Group Company:

any undertaking which is, on or after the date this Agreement is last signed by a Party hereto from time to time, a subsidiary undertaking of the Sponsor, a parent undertaking of the Sponsor or a subsidiary undertaking of a parent undertaking of the Sponsor, as those terms are defined in section 258 of the Companies Act 1985;

Intellectual Property:

any intellectual property rights in patents, registered designs, copyrights, database rights, design rights, trade marks, application to register any of the aforementioned rights, trade secrets, know-how, rights of confidence and inventions or discoveries;

Resulting Intellectual Property:

any Intellectual Property which is conceived, created, discovered, developed, identified or first reduced to practice in the course of the Project, derived directly from the use of SELDI or from the use of SELDI together with any other technology(ies) and any patents and patent applications, including any continuations, continuations in part, extensions, reissues or divisions thereof and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

Background Intellectual Property:	any Intellectual Property other than Resulting Intellectual Property, used in, or disclosed in connection with the performance of, the Project;

the Key Personnel:	the Principal Investigator, Sponsor’s Supervisor and any other key personnel identified in Schedule 2;

the Location:	the location(s) at which the Project will be

carried out as set out in Schedule 2;

the Principal Investigator:	Ian Jacobs or his successor appointed under clause 10.2;

the Project:	the programme of work described in Schedule 2, as amended from time to time in accordance with clause 11.9;

the Project Period:	the period described in clause 2.1;

Samples	any material provided by the University for use within the Project that is biological or of biological origin;
SELDI	Surface Enhanced Laser Desorption/Ionization, as set forth in Recital B;

the Sponsor’s Supervisor:	Dr. Eric Fung or his successor appointed under clause 10.2;

the Territory:	worldwide

2.             THE PROJECT

2.1           The Project will begin on the Effective Date and will continue for one (1) year or until this Agreement is terminated in accordance with clause 9 or 10, provided that the Sponsor shall have the option of renewing the Project Period for an additional one (1)-year. If this Agreement is entered into after the Effective Date, it will apply retrospectively to work carried out in relation to the Project on or after the Effective Date.

2.2           Each of the parties will carry out the tasks allotted to it in Schedule 2, and will provide the human resources, materials, facilities and equipment that are designated as its responsibility in Schedule 2. The Project will be carried on under the direction and supervision of the Principal Investigator. The Project will be carried out at the Location.

2.3           Although the University will use reasonable endeavours to carry out the Project in accordance with Schedule 2, the University does not undertake that any research will lead to any particular result, nor does it guarantee a successful outcome to the Project.

2.4           The University will provide the Sponsor with quarterly written reports summarising the progress of the Project and a copy of all Resulting Intellectual Property.

2.5           The University warrants to the Sponsor that the University has full power and authority under its constitution, and has taken all necessary actions and obtained all authorisations, licences, consents and approvals, to allow it to enter into this Agreement and to carry out the Project.

3.             FINANCIAL CONTRIBUTION AND EXTERNAL FUNDING

3.1           The Sponsor will pay the Financial Contribution to the University in accordance with the budget set out in Schedule 1 within 30 days after receipt by the Sponsor of quarterly invoices.

3.2           The Sponsor will also support the Project by providing, where and when appropriate, proprietary operational, bioinformatics software and data analysis support, including data mining using advanced non-linear statistics, pattern recognition algorithms, Deep Proteome™ tools, neural network analyses for the discovery and validation of diagnostic biomarkers and/or profiles, and the supply of standard ProteinChip® Arrays and custom ProteinChip Arrays incorporating surfaces with enhanced binding performance characteristics for discovery and assay development and in acccordance with the budget set out in Schedule 1.

3.3           The University will own all equipment purchased and/or constructed by it, or for it, for use on the Project, using the Financial Contribution or any External Funding.

3.4           All amounts payable to the University under this Agreement are exclusive of VAT (or any similar tax) which the Sponsor will have no obligation to pay.

3.5           External Funding: The University and the Principal Investigator shall be free, at any time:

(a) to engage in internal, non-commercial research outside of the Research Field using SELDI  and to seek funding for such research from any source, including without limitation, a commercial sponsor other than the Sponsor. The University acknowledges that use of SELDI is subject to Ciphergen’s standard “Label License,” which restricts the University’s use of SELDI to internal research and specifically prohibits the University’s use of SELDI for the benefit of third parties; and

(b) to engage in research inside the Research Field without the use of SELDI, and to seek funding for such research from any source, including without limitation, a commercial sponsor other than the Sponsor; and

(c) to seek additional funding for the Project hereunder from any state or federal agency, private or public foundation (other than foundations owned or operated by a commercial entity other than the Sponsor), provided that the terms and conditions of such additional funding are not in conflict with the terms and conditions of this Agreement including, but not limited to, the Sponsor’s rights in and to the Resulting Intellectual Property as defined in Clause 1.

3.6           Governmental Interest. The Parties acknowledge that the University has received, and expects to continue to receive, funding in support of the University’s research activities from the national, state and/or local governments where the University is located (“Government Entities”). The Parties acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the University’s obligations to Government Entities that arise or result from the University’s receipt of research support from such Government Entities including, without limitation, the possible University and/or UCL Biomedica obligation to grant to such Government

Entities a non-exclusive, irrevocable, royalty-free license to utilize the  Resulting Intellectual Property hereunder for governmental purposes.

4.             EXCHANGE OF SAMPLES

In connection with the Project, should the University be required to provide Samples to the Sponsor, the University shall promptly and systematically provide those Samples, under the terms and conditions of the Material Transfer Agreement as set out at Schedule 4. The University represents and warrants that, to the best of its knowledge, the University has obtained and is obtaining Samples in accordance with all applicable laws, regulations and ethical standards and that the University has all necessary rights to dispose of Samples as contemplated herein.

5.             USE AND EXPLOITATION OF INTELLECTUAL PROPERTY

5.1           This Agreement does not affect the ownership of any Background Intellectual Property. The Background Intellectual Property will remain the property of the Party that contributes said Background Intellectual Property to the Project (or its licensors). No licence to use any Intellectual Property is granted or implied by this Agreement except as expressly granted in this Agreement.

5.2           Each Party grants the other a royalty-free, non-exclusive licence to use its Background Intellectual Property for the purpose of carrying out the Project, but for no other purpose. Neither Party may grant any sub-licence to use the other’s Background Intellectual Property except that the Sponsor may allow its Group Companies, and any person working for, or on behalf of the Sponsor or any Group Company, to use the University’s Background Intellectual Property for the purpose of carrying out the Project, but for no other purpose.

5.3           Each Party will notify the other promptly after identifying any Resulting Intellectual Property that the disclosing Party believes is patentable, and will supply the other with copies of that Resulting Intellectual Property. UCL Biomedica will notify the Sponsor of other Resulting Intellectual Property in the reports provided under clause 2.4.

5.4    5.4.1               The Resulting Intellectual Property will be owned by the University, who shall assign its rights in it to UCL Biomedica, as specified in Recital E. Where any third party such as a student or contractor is involved in the Project, the University, UCL Biomedica or the Party engaging that contractor (as the case may be) will ensure that that student and that contractor assign any Intellectual Property they may have in the Resulting Intellectual Property in order to be able to give effect to the provisions of this clause 5.

5.4.2             As partial consideration for the grant of the exclusive licence hereunder, the Sponsor may take such steps as it may decide from time to time, but in accordance with clause 5.4.3 below, and at its own expense, to register and maintain in UCL Biomedica’s name, any protection for the Resulting Intellectual Property including filing and prosecuting patent applications for any of the Resulting Intellectual Property. Where any employee of the Sponsor is a co-inventor of such Resulting Intellectual Property, he or she shall be named on said patent applications, as appropriate.

5.4.3             The Sponsor agrees to send UCL Biomedica, in a timely manner, copies of all material correspondence with the Sponsor’s patent counsel concerning all patent applications pursuant to clause 5.4.2 above and shall give UCL Biomedica an opportunity to comment thereon before filing with any patent office. The Sponsor shall act upon such solicited UCL Biomedica comments in good faith in the prosecution and maintenance of the patent applications and patents.

5.5     5.5.1              UCL Biomedica grants to the Sponsor an option to take an exclusive licence under all of UCL Biomedica’s rights in  the Resulting Intellectual Property for any purpose within the Licensed Field and Territory, as defined in clause 1, on the terms specified in Schedule 3 to this Agreement.

5.5.2           [***] This Option Period can be extended by mutual written agreement of the Parties. The Sponsor shall exercise the option by giving written notice thereof to UCL Biomedica at any time during the Option Period.

5.5.3           UCL Biomedica will not, during the Option Period, negotiate with any third party with a view to granting a licence to use the Resulting Intellectual Property or assigning the Intellectual Property in the Resulting Intellectual Property.

5.5.4           Should the Sponsor decide not to take the option to the licence in clause 5.5.1, within the Option Period, UCL Biomedica shall be free to licence the Resulting Intellectual Property as it deems appropriate, save that UCL Biomedica shall not offer a licence to the Resulting Intellectual Property to any other party on more favourable terms than those last offered to the Sponsor, for a period of six (6) months after the Sponsor declines to take the option.

5.6           Subject to clause 3.5, the Principal Investigator shall be free to use the SELDI technology to carry out other work on samples outside the Research Field in the course of his internal, non-commercial research activities at the University to the full extent of the Sponsor’s right to use such technology for such purposes. During the term of this Agreement and for a period of 2 (two) years after the termination hereof (the “Sponsor’s Rights Period”), the Sponsor shall have the following rights in relation to that work:

5.6.1           Where SELDI is used for other work on Samples collected in the course of carrying out Research Workplan #1 in Schedule 2  (adnexal mass study) outside the Research Field, the Sponsor shall be informed in advance of the nature and scope of the work to be undertaken and shall have the option to sponsor that work. [***] Should the Sponsor elect to exercise such option, the Sponsor shall also have an option to licence the results of the work it sponsors under this clause 5.6.1, on terms identical to those set out in above in this clause 5.

*** Confidential treatment request pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

5.6.2           Where SELDI is used for any other work outside the Research Field, the Sponsor shall be informed in advance of the nature and scope of the work to be undertaken and shall have the option to sponsor that work. [***] Should the Sponsor elect to exercise such option, the Sponsor shall also have an option to licence the results of the work it sponsors under this clause 5.6.2, on fair and reasonable terms to be agreed by the Parties in a separate written agreement.

All obligations of the University pursuant to this clause 5.6 shall cease upon termination of the Sponsor’s Rights Period.

5.7           The University and each employee and student of the University will have the irrevocable, royalty-free right to use the Resulting Intellectual Property of the Project for the purposes of academic teaching and academic research only. The rights in this clause are subject to the rules on Academic Publication in clause 6.

6.             ACADEMIC PUBLICATION

6.1           The Project is undertaken in pursuance of a primary charitable purpose of the University; that is the advancement of education through teaching and research. Therefore, any employee or student of the University (whether or not involved in the Project) may, provided the University has not received a Confidentiality Notice under clause 6.2:

6.1.1        discuss work undertaken as part of the Project in University seminars, tutorials and lectures; and

6.1.2        Publish any of the Resulting Intellectual Property.

6.2           The University will submit to the Sponsor, in writing, details of any Resulting Intellectual Property that any employee or student of the University intends to Publish, at least 30 days before the date of the proposed Publication. The Sponsor may, by giving written notice to the University (“a Confidentiality Notice”), require the University to delay the proposed Publication for a maximum of 3 months after receipt of the Confidentiality Notice if, in the Sponsor’s reasonable opinion, that delay is necessary in order to seek patent or similar protection for any Resulting Intellectual Property that is to be Published; or prevent the Publication of any of the Sponsor’s Confidential Information. The Sponsor must give that Confidentiality Notice within 15 days after the Sponsor receives details of the proposed Publication. If the University does not receive a Confidentiality Notice within that period, its employee or student may proceed with the proposed Publication, provided that, whether or not it has received a Confidentiality Notice, any of the Sponsor’s Background Intellectual Property or Confidential Information may not be published.

6.3           Where, with the agreement of the Sponsor, any registered student of the University has been involved in the Project he will follow the University’s regulations for the submission of any thesis or theses for examination. In any event the University will procure that the student will submit a draft thesis to the Principal Investigator and the Sponsor’s Supervisor at least 30 days before the date for submission for examination. The Student may not, without the Sponsor’s express written consent, include in any

*** Confidential treatment request pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

thesis any of the Sponsor’s Background Intellectual Property or Confidential Information, or Resulting Intellectual Property belonging to Sponsor.

7.             CONFIDENTIALITY

7.1           Subject to clause 6, neither Party will disclose to any third party, other than to its Group Companies, nor use for any purpose except carrying out the Project, any of the other Party’s Confidential Information.

7.2           Neither Party will be in breach of any obligation to keep any Background Intellectual Property, Resulting Intellectual Property or other information confidential or not to disclose it to any other party to the extent that it:

7.2.1        is known to the Party making the disclosure before its receipt from the other Party, and not already subject to any obligation of confidentiality to the other Party;

7.2.2        is or becomes publicly known without any breach of this Agreement or any other undertaking to keep it confidential;

7.2.3        has been obtained by the Party making the disclosure from a third party in circumstances where the Party making the disclosure has no reason to believe that there has been a breach of an obligation of confidentiality owed to the other Party;

7.2.4        has been independently developed by the Party making the disclosure;

7.2.5        is disclosed pursuant to the requirement of any law or regulation (provided, in the case of a disclosure under the Freedom of Information Act 2000, none of the exceptions to that Act applies to the information disclosed) or the order of any Court of competent jurisdiction, and the Party required to make that disclosure has informed the other, within a reasonable time after being required to make the disclosure, of the requirement to make the disclosure and the information required to be disclosed; or

7.2.6        is approved for release in writing by an authorised representative of the other Party.

7.3           The University will not be in breach of any obligation to keep any of the Resulting Intellectual Property owned by or licensed to the Sponsor, or other information, confidential or not to disclose them to any third party, by Publishing any of the same if the University has followed the procedure in clause 6.2 and has received no Confidentiality Notice within the period stated in that clause.

7.4           The Sponsor will not be in breach of any obligation to keep any of the Resulting Intellectual Property owned by the University, the University’s Background Intellectual Property, or other information, confidential or not to disclose them to any third party, by making them available to any Group Company or any person working for or on behalf of the Sponsor or a Group Company, who needs to know the same in order to exercise the rights granted in clause 5.5, provided they are not used except as expressly permitted by this Agreement and the recipient undertakes to keep that

Background Intellectual Property, the Resulting Intellectual Property or that information confidential.

7.5           If the University receives a request under the Freedom of Information Act 2000 to disclose any information that, under this Agreement, is the Sponsor’s Confidential Information, it will notify the Sponsor and will consult with the Sponsor. The Sponsor will respond to the University within 10 days after receiving the University’s notice if that notice requests the Sponsor to provide information to assist the University to determine whether or not an exemption to the Freedom of Information Act applies to the information requested under that Act.

7.6           Neither the University nor the Sponsor will use the other’s name or logo in any press release or product advertising, or for any other promotional purpose, without first obtaining the other’s written consent; except that the University may identify the sums received from the Sponsor in the University’s Annual Report and similar publications.

8.             LIMITATION OF LIABILITY

8.1           Each of the parties warrants to the other that, to the best of its knowledge and belief as of the Effective Date (having made reasonable enquiry of those of its employees involved in the Project or likely to have relevant knowledge, and in the case of the University any student involved in the Project, but not having made any search of any public register)  any advice or information given by it or any of its employees or students who work on the Project, or the content or use of any Resulting Intellectual Property, Background Intellectual Property or materials, works or information provided in connection with the Project, will not constitute or result in any infringement of third-party rights.

8.2           Except under the warranty in clause 8.1 and the indemnity in clause 8.3, and subject to clause 8.6, neither Party accepts any responsibility for any use which may be made by the other Party of any Resulting Intellectual Property, nor for any reliance which may be placed by that other Party on any Resulting Intellectual Property, nor for advice or information given in connection with any Resulting Intellectual Property.

8.3           The Sponsor will indemnify the University and UCL Biomedica (the UCL Indemnified Parties), and keep them fully and effectively indemnified, against each and every claim made against any of the UCL Indemnified Parties as a result of the Sponsor’s use of any of the Resulting Intellectual Property or any materials, works or information received from them pursuant to the terms of this Agreement. The University and UCL Biomedia will indemnify the Sponsor and its Group Companies (the Sponsor Indemnified Parties), and keep them fully and effectively indemnified, against each and every claim made against any of the Sponsor Indemnified Parties as a result of any breach of the University’s representations and warranties hereunder or the University’s provision or use of any of the Samples, Resulting Intellectual Property or any materials, works or information received from the Sponsor pursuant to the terms of this Agreement. The Indemnified Party must:

8.3.1        promptly notify the indemnifying Party of details of the claim;

8.3.2        not make any admission in relation to the claim;

8.3.3        allow the indemnifying Party to have the conduct of the defence or settlement of the claim; and

8.3.4        give the indemnifying Party all reasonable assistance (at the indemnifying Party’s expense) in dealing with the claim.

The indemnity in this clause will not apply to the extent that the claim arises as a result of any Indemnified Party’s negligence, breach of clause 7 or the deliberate breach of this Agreement.

8.4           Subject to clause 8.6, and except under the indemnity in clause 8.3, the liability of either Party to the other for any breach of this Agreement, any negligence or arising in any other way out of the subject matter of this Agreement, the Project and the Resulting Intellectual Property, will not extend to any indirect damages or losses, or any loss of profits, loss of revenue, loss of data, loss of contracts or opportunity, whether direct or indirect, even if the Party bringing the claim has advised the other of the possibility of those losses, or if they were within the other Party’s contemplation.

8.5           Subject to clause 8.6, and except under the indemnity in clause 8.3, the aggregate liability of each Party to the other for all and any breaches of this Agreement, any negligence or arising in any other way out of the subject matter of this Agreement, the Project and the Resulting Intellectual Property, will not exceed in total the Financial Contribution.

8.6           Nothing in this Agreement limits or excludes either Party’s liability for:

8.6.1        death or personal injury;

8.6.2        any fraud or for any sort of liability that, by law, cannot be limited or excluded; or

8.6.3        any loss or damage caused by a deliberate breach of this Agreement or a breach of clause 7.

8.7           The express undertakings and warranties given by the parties in this Agreement are in lieu of all other warranties, conditions, terms, undertakings and obligations, whether express or implied by statute, common law, custom, trade usage, course of dealing or in any other way. All of these are excluded to the fullest extent permitted by law.

9.             FORCE MAJEURE

If the performance by either Party of any of its obligations under this Agreement (except a payment obligation) is delayed or prevented by circumstances beyond its reasonable control, that Party will not be in breach of this Agreement because of that delay in performance. However, if the delay in performance is more than 6 months, the other Party may terminate this Agreement with immediate effect by giving written notice.

10.           TERMINATION

10.1         Either Party may terminate this Agreement with immediate effect by giving notice to the other Party if:

10.1.1      the other Party is in breach of any material provision of this Agreement and (if it is capable of remedy) the breach has not been remedied within 30 days after receipt of written notice specifying the breach and requiring its remedy; or

10.1.2      the other Party becomes insolvent, or if an order is made or a resolution is passed for its winding up (except voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed over the whole or any part of the other Party’s assets, or if the other Party makes any arrangement with its creditors.

10.2         Each of the parties will notify the other in writing within 5 (five) business days after receipt of formal notice that any of the Key Personnel appointed by that Party (the “Notifying Party”) is unable or unwilling to continue to be involved in the Project. Such notice will also state the date of termination of such Key Personnel’s involvement in the Project and nominate a successor to replace such departing Key Personnel. If the parties are unable to agree on a successor acceptable to the other Party, either Party may terminate this Agreement by giving the other not less than 3 months’ written notice.

10.3         The Sponsor may also terminate this Agreement, by giving the University not less than 3 months’ written notice, if the Sponsor determines, in its reasonable judgment, that the Resulting Intellectual Property does not justify continuing the Project.

10.4         Clauses 1, 4, 5 (except clause 5.5 if the University terminates this Agreement under clause 10.1), 6, 7, 8, 9, 10.4, 10.5 and 11 will survive the expiry of the Project Period or the termination of this Agreement for any reason and will continue indefinitely.

10.5         On the termination of this Agreement, the Sponsor will pay the University for all work done prior to termination, as mutually agreed by the Parties, including any uncancellable or unavoidable expenditures to which the Sponsor has agreed in advance of such expenditure. Subject to 10.6 below, if the Sponsor has paid any of the Financial Contribution in advance and the whole of that contribution has not, by the end of the Project Period or the termination of this Agreement, been used by the University for the purposes for which that Financial Contribution was provided, the University will return to the Sponsor the unused portion of that contribution.

10.6         If the Sponsor terminates this Agreement under clause 10.3[***] The University shall take all reasonable steps to minimise those costs.

11.         GENERAL

11.1         Notices:  Any notice to be given under this Agreement must be in writing, may be delivered to the other Party or parties by any of the methods set out in the left hand

*** Confidential treatment request pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

column below, and will be deemed to be received on the corresponding day set out in the right hand column:

Method of service	Deemed day of receipt
By hand or courier	the day of delivery

By pre-paid first class post	the second Business Day after posting

By recorded delivery post	the next Business Day after posting

By fax (provided the sender’s fax machine confirms complete and error-free transmission of that notice to the correct fax number)	the next Business Day after sending or, if sent before 16.00 (sender’s local time) on the Business Day it was sent

The parties’ respective representatives for the receipt of notices are, until changed by notice given in accordance with this clause, as follows:

For the University:	For the Sponsor:
Trish Monaghan Contract Manager Contract Research Office UCL Business The Network Building 97 Tottenham Court Road London W1T 4TP	Gail Page President Diagnostics Division Ciphergen Biosystems, Inc. 6611 Dumbarton Circle Fremont, California 94555 USA
Fax number:00 44 20 7679 9801	Fax number: 510.505.2101

11.2         Headings:  The headings in this Agreement are for ease of reference only; they do not affect its construction or interpretation.

11.3         Assignment:  Neither Party may assign or transfer this Agreement as a whole, or any of its rights or obligations under it, without first obtaining the written consent of the other Party, which consent may not be unreasonably withheld or delayed. Notwithstanding the above, the Sponsor may at its own discretion, and without approval by the University or UCL Biomedica, transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or partnership of which the Sponsor is the general partner or any assignee or purchaser of the portion of the Sponsor’s business associated with the licences and rights granted under this Agreement. In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement.

11.4         Illegal/unenforceable provisions:  If the whole or any part of any provision of this Agreement is void or unenforceable in any jurisdiction, the other provisions of this Agreement, and the rest of the void or unenforceable provision, will continue in force in that jurisdiction, and the validity and enforceability of that provision in any other jurisdiction will not be affected.

11.5         Waiver of rights:  If a Party fails to enforce, or delays in enforcing, an obligation of the other Party, or fails to exercise, or delays in exercising, a right under this Agreement, that failure or delay will not affect its right to enforce that obligation or constitute a waiver of that right. Any waiver of any provision of this Agreement will not, unless expressly stated to the contrary, constitute a waiver of that provision on a future occasion.

11.6         No agency:  Nothing in this Agreement creates, implies or evidences any partnership or joint venture between the parties, or the relationship between them of principal and agent. Neither Party has any authority to make any representation or commitment, or to incur any liability, on behalf of the other.

11.7         Entire agreement: This Agreement constitutes the entire agreement between the parties relating to its subject matter. Each Party acknowledges that it has not entered into this Agreement on the basis of any warranty, representation, statement, agreement or undertaking except those expressly set out in this Agreement. Each Party waives any claim for breach of this Agreement, or any right to rescind this Agreement in respect of, any representation which is not an express provision of this Agreement. However, this clause does not exclude any liability which either Party may have to the other (or any right which either Party may have to rescind this Agreement) in respect of any fraudulent misrepresentation or fraudulent concealment prior to the execution of this Agreement.

11.8         Formalities: Each Party will take any action and execute any document reasonably required by the other Party to give effect to any of its rights under this Agreement, or to enable their registration in any relevant territory provided the requesting Party pays the other Party’s reasonable expenses.

11.9         Amendments:  No variation or amendment of this Agreement will be effective unless it is made in writing and signed by each Party’s representative.

11.10       Third parties:  No one except a Party to this Agreement has any right to prevent the amendment of this Agreement or its termination, and no one except a Party to this Agreement may enforce any benefit conferred by this Agreement, unless this Agreement expressly provides otherwise.

11.11       Governing law:  This Agreement is governed by, and is to be construed in accordance with, English law. The English Courts will have exclusive jurisdiction to deal with any dispute which has arisen or may arise out of, or in connection with, this Agreement, except that either Party may bring proceedings for an injunction in any jurisdiction.

11.12       Escalation: If the parties are unable to reach agreement on any issue concerning this Agreement or the Project within 14 days after one Party has notified the other of that issue, they will refer the matter to the Commercial Director, UCL Business in the case of the University, and to the President, Diagnostics Division in the case of the Sponsor in an attempt to resolve the issue within 14 days after the referral. Either Party may bring proceedings in accordance with clause 11.11 if the matter has not been resolved within that 14 day period, and either Party may apply to the court for an injunction, whether or not any issue has been escalated under this clause.

SIGNED for and on behalf of the University:		SIGNED for and on behalf of the Sponsor:

Name	Dr. J.D. Skinner	Name	Gail Page

Position	Commercial Director	Position	President and COO

Signature		Signature

Date		Date

SIGNED for and on behalf of UCL Biomedica:

Name	C.A. Tarhan

Position	Managing Director

Signature

Date

SCHEDULE 1

The Financial Contribution

1. ADNEXAL MASS STUDY - COLLECTION INCLUDING SAMPLE PREPARATION

A. CONTRIBUTION TO STAFF COSTS

Staff	Annual salary with on costs	FTE	No of yrs	Total Cost	Ciphergen Contribution YR1	Ciphergen Contribution YR2
Research fellow	40000	2	2	£160,000.00
Research Nurses (G 27)	33348	0.5	2	£33,348.00
Research assistant (1A)	40000	1	2	£80,000.00
Laboratory manager (MTO4 Spinal 34)	35000	0.5	2	£35,000.00
Laboratory technician (MLA)	18000	1	2	£36,000.00
Database manager (ALC3 Sp 17)	44558	0.2	2	£17,823.20
Research Nurses (G 27)	33348	0.5	2	£333,480.00
Laboratory technician (MTO2 Sp Point 22)	24906.5	1	2	£49,813.00
Consultant histopathologist	80000	0.2	2	£32,000.00
Total Ciphergen contribution		Over two years	2	£777,464	£100,000	£100,000

B. CONTRIBUTION TO CONSUMABLES COSTS

Consumables	Comments	Cost per unit (£)	No of units	Total Cost	Total Ciphergen contribution
Pt information		0.2	9000	£1,800.00	£900.00
Pt consent form		0.15	9000	£1,350.00	£0.00
Office supplies	For GCRC			£3,000.00	£2,000.00
ONS flagging of cancer pts	For operator flagging and copy of death certificate	2.15	2000	£4,300.00	£0.00
Recruitment costs	Adverts	1200	6	£7,200.00	£7,200.00
Blood tubes for cases	Maybe less - cannot use Beckton Dickson tube which costs approx £6 per tube	3	5000	£15,000.00	£13,800.00
Transport of case samples	4 collections on dry ice per centre (every 6 months)	250	80	£20,000.00	£14,000.00
Sample storage consumables				£26,250.00	£26,250.00
TRL lab supplies (Eppendorf, pipette etc)				£4,000.00	£4,000.00
DNA extraction kits		10	8000	£80,000.00	£0.00
Paraffin slide section / tissue block for cases		15	2500	£37,500.00	£37,500.00
Travel budget	Between centres for set up and occasionally data audit			£5,000.00	£1,000.00
Meetings etc		3000	4	£12,000.00	£12,000.00
PCs		1000	20	£20,000.00	£13,000.00
80 freezer at each centre		5400	10	£54,000.00	£54,000.00
Refrigerated centrifuge		2200	10	£22,000.00	£0.00
Webbased database				£25,000.00	£25,000.00
Total	Over two years			£338,400	£210,650

2. PROTEOMICS TEAM + EQUIPMENT     (studies involving UKCTOCS and adnexal mass)

A. CASH AWARD

Staff	FTE	Salary (approx)*	Total Cost YR1	Total Cost YR2	Ciphergen Contribution YR1	Ciphergen Contribution YR2
Proteomics Team
Senior scientist	1	£45,000.00	£45,000.00	£45,000.00
PhD student	1	£15,000.00	£15,000.00	£15,000.00
Biostatistician	1	£60,000.00	£60,000.00	£60,000.00
Total salary costs			£120,000	£120,000	£60,000	£60,000
For consumables			£30,000	£30,000	£30,000	£30,000

B. In kind AWARD

		YR1	YR2
ProteinChip reader, arrays, and associated consumables and software	For carryiny out SELDI analysis	£300,000.00	£70,000.00

TOTAL RESEARCH AWARD FROM CIPHERGEN

	TOTAL	Ciphergen Contribution YR1	Ciphergen Contribution YR2
CASH	£590,650.00	£295,325.00	£295,325.00
UCL OVERHEAD heading 1A	£200,000.00	£100,000.00	£100,000.00
UCL OVERHEAD heading 2A	£120,000.00	£60,000.00	£60,000.00
IN KIND	£370,000.00	£300,000.00	£70,000.00
TOTAL	£1,280,650.00

SCHEDULE 2

The Project

RESEARCH WORKPLAN #1

Title of Research Workplan: University College London (UCL)-Ciphergen collaboration in the field of gynecologic disease. This Research Workplan #1 is intended to identify biomarkers that may aid in the diagnosis of an adnexal mass. Research Workplan #2 is intended to determine the pre-analytical variables and quality of serum integrity of samples taken under the UK screening trial; it is intended to provide the preliminary data required to justify a larger analysis of samples taken from this trial.

For the avoidance of doubt University College London will be the custodians of the samples collected using funding provided under this Agreement, for the adnexal mass study described in Research Workplan #1. No rights of ownership in respect of these samples will pass to Ciphergen.

Objectives: This project aims to find diagnostic biomarkers for the differential diagnosis of an adnexal mass.

Location: Translational Research Laboratory and Clinical Research Centre, Institute for Women’s Health, UCL

UCL Researchers: Dr. Ian Jacobs and Dr. Usha Menon.

Ciphergen Researchers:  Dr. Eric Fung.

Diagnostic Biomarkers Discovery Study

Monetary or In-kind Contributions: Ciphergen will contribute cash and in-kind support, as outlined in the budget in Schedule 1 and clause 3.2 of this Agreement. The values for array consumables are estimates; Ciphergen will provide the arrays necessary to complete the project.

Samples or Materials to be Transferred:

1. Preliminary Analysis to Ascertain Most Effective Method of Sample Collection and Transport to Laboratory. UCL will collect blood from a set of 50 healthy volunteers and collect serum and plasma under varying conditions from each patient, including one tube of serum in standard SST tubes, one tube of serum in the Becton Dickinson proteomics serum sample collection tube, and one tube of EDTA plasma. UCL and Ciphergen will perform analyses of these samples to determine the effect of tube type, incubation at room temperature, and other pre-analytical variables on proteomic profiles. Ciphergen will provide expertise in the form of factorial design of experiments to plan this study.

2. Initial Biomarker Discovery Study. Based on this preliminary analysis, UCL will collect blood (pre- and post-op), urine, and baseline data from women presenting with an adnexal mass.

The urine will be collected according to the following parameters:

Urine will be collected at the day of surgery.

The patients will be NPO commencing at midnight on the day of surgery.

The urine samples will be aliquotted in 2 ml cryovials and stored in a -80 freezer.

Patients will be monitored so that a final anatomic diagnosis can be obtained. It is expected that no fewer than 500 women (patients with malignant and benign ovarian neoplasms and healthy controls) will be enrolled in this study by the end of the first year of the project.

Work to be Conducted:  UCL and Ciphergen will perform protein expression profiling according to Ciphergen’s best practices, including novel proteomic technologies such as Ciphergen’s Deep Proteome™ tools. Ciphergen will, in collaboration with the UCL adnexal mass study group, perform univariate and multivariate statistical analyses to determine the optimal multi-marker panel for the differential diagnosis of an adnexal mass. The adnexal mass study group will take active part in the evaluation of the performed protein expression profiles.

2. Diagnostic Biomarkers Purification and Identification Study

Samples or Materials to be Transferred: UCL will provide adequate amounts of the required serum samples (approximately 5-10 samples, 400-1ml of each) for the purification and identification of biomarkers resulting from the Diagnostic Biomarkers Discovery Study in Part 1 above based on evaluation of the results of such study by Ciphergen and the adnexal mass study group.

Work to be Conducted: Ciphergen and UCL will purify the biomarkers using chromatography procedures and identify the biomarkers using peptide fingerprinting and/or tandem mass spectrometry. The number of biomarkers and the specific biomarkers to be purified will be mutually agreed upon by UCL and Ciphergen, and will consist of the markers that are deemed to provide the highest classification power.

3. Diagnostic Biomarkers Validation Study

Samples or Materials to be Transferred:

Work to be Conducted: Ciphergen staff will work with the UCL scientist(s) to co-develop a high-throughput diagnostic assay for biomarkers mutually agreed upon in the Diagnostic Biomarkers Discovery Study. This assay will then be performed in the research setting at UCL on samples maintained within the adnexal mass program.

Anticipated Timeline: The study will start as soon as possible after execution of the Collaborative Research Agreement after completion of recruitment of a mutually agreed on number of women for the Diagnostic Biomarkers Discovery Study. Recruitment is scheduled to last for 2 years from the start at any particular centre. At such time as an adequate number of samples have been collected, protein expression profiling may commence. Samples may continue to be collected for purposes of independent and prospective validation.

RESEARCH WORKPLAN #2

Title of Research Workplan: Preliminary analysis of pre-analytical variables and integrity of samples obtained from the UKCTOCS. Research Workplan #1 is intended to identify biomarkers that may aid in the diagnosis of an adnexal mass. This Research Workplan #2 is intended to determine the pre-analytical variables and quality of serum integrity of samples taken under the UK screening trial; it is intended to provide the preliminary data required to justify a larger analysis of samples taken from this trial. For the avoidance of doubt University College London will be the custodians of the samples referred to in Research Workplan #2. No rights of ownership in respect of these samples will pass to Ciphergen.

Location: Translational Research Laboratory and Clinical Research Centre, Institute for Women’s Health, UCL

UCL Researchers: Dr. Ian Jacobs and Dr. Usha Menon.

Ciphergen Researchers:  Dr. Eric Fung.

Monetary or In-kind Contributions: Ciphergen will contribute cash and in-kind support, as outlined in the budget in Schedule 1 and clause 3.2 of this Agreement. The values for array consumables are estimates; Ciphergen will provide the arrays necessary to complete the project.

Age	50-54	55-59	60-64	65-69	70-74
No. of women	20	20	20	20	20
2001 samples	20	20	20	20	20
2002 samples	20	20	20	20	20
2003 samples	20	20	20	20	20
Total samples/assays	60	60	60	60	60

Samples will be chosen randomly to include representative samples from various collecting institutions and time in transit to the central repository.

Analysis: Proteomic studies will provide spectral data sets for data analysis to identify consistent features in the ‘normal’ proteomic pattern in healthy postmenopausal women (sample set Ia) and variations in the ‘normal’ proteomic pattern which are attributable to age, increasing years post menopause and use of hormone replacement therapy (sub groups of sample set Ia). Once the ‘normal’ serum proteomic pattern has been characterised, further analysis will document the changes in the proteomic pattern over time in the same women (serial samples in set Ia from 2001, 2002 and 2003). As the time (hours) between venepuncture and serum separation UKCTOCS is well documented (range 2 hours – 56 hours it will also be possible to assess the impact of this variable. In addition the performance of each proteomic technology in terms of intraassay and interassay variability for spectral peaks identified as consistent features in the ‘normal’ SELDI pattern will be assessed based on replicate analysis of these samples.

SCHEDULE 3

Agreed Licence Terms

Licence agreement

THIS AGREEMENT is made the 22nd day of September 2005.

BETWEEN:

(1)

UCL BIOMEDICA PLC, (the ‘Owner’) a company incorporated in England and Wales under company registration number 02776963 whose principal place of business is at C/o Finance Division, University College London, Gower Street, London WC1E 6BT, UK and

(2)	CIPHERGEN BIOSYSTEMS, INC., (the ‘Licensee’) a Delaware corporation having its principal place of business at 6611 Dumbarton Circle, Fremont, California 94555, U.S.A

RECITALS:

(1)	The Owner is the registered proprietor of, or applicant for, the Patents and possesses related Resulting Intellectual Property.

(2)

The Owner is willing to grant to the Licensee, and the Licensee is willing to accept, a licence under the Patents and a licence to use the Resulting Intellectual Property, in accordance with the provisions of this Agreement.

IT IS AGREED as follows:

1.         Definitions

In this Agreement, the following words shall have the following meanings:

‘Analyte Specific Reagents’

means any antibodies, both polyclonal and monoclonal, specific receptor proteins, protein ligands, nucleic acid sequences, and similar reagents which, through specific binding or chemical reaction with substances in a specimen, are intended for use in a diagnostic application for identification and quantification of an individual chemical substance or ligand in biological specimens

‘Biomarker’

means a substance or characteristic that, measured in certain absolute or relative amounts in blood, other body fluids, or tissues may suggest or be linked with a certain biological, pathogenic, and/or pharmacological process. Examples of known Biomarker used for the purpose of diagnosing cancer include CA 125 (ovarian cancer), CA 15-3 (breast cancer), CEA (ovarian, lung, breast, pancreas, and GI tract cancers), and PSA (prostate cancer).

‘Collaborative Research Agreement’	Means the Collaborative Research Agreement between University College London, UCL BioMedica Plc and Ciphergen Biosystems, Inc dated 22 September 2005.

‘Commencement Date’	1 October 2005.

‘Disposable Component’

means any item that is either a General Purpose Reagent or an Analyte Specific Reagent and specifically excluding any capital equipment or software of any kind. Such capital equipment or software includes, any ProteinChip® Systems, ProteinChip® Software, Biomarker PatternsTM Software, CiphergenExpressTM Software and any software that embodies a classification algorithm that is used in performing a Diagnostic Test

‘Diagnostics’

means any product or service that is optimized for specific biomarker or biomarker pattern detection or otherwise optimized to perform a specific assay, purification or separation process including, without limitation, for diagnostic or theranostic purposes including, without limitation, for purposes of diagnosis of disease, prognosis of disease, prognosis of treatment, monitoring of disease and monitoring of treatment. “Theranostic” means a diagnostic test intended to predict the utility of a therapeutic regimen in managing a condition, by way of example but not of limitation, for disease risk prediction, disease diagnosis, disease prognosis, patient stratification, therapeutic stratification and monitoring therapeutic response.

‘Diagnostic Test’	means any test method performed for Diagnostic purposes. ‘

‘Diagnostic Test Kit’

means a collection of Disposable Components with instructions for performing one or more Diagnostic Test, which collection is approved for sale by the relevant government regulatory agency in the jurisdiction of sale.

‘General Purpose Reagent’

means any chemical reagent that has general laboratory application, that is used to collect, prepare, and examine specimens from the human body for diagnostic purposes, and that is not labelled or otherwise intended for a specific diagnostic application. It may be either an individual substance, or multiple substances reformulated, which, when combined with or used in conjunction with an appropriate Analyte Specific Reagent and other General Purpose Reagents, is part of a diagnostic test procedure or system constituting a finished in vitro diagnostic (IVD) test. General Purpose Reagents are appropriate for combining with one or more than one Analyte Specific Reagent in producing such systems and include labware or disposable constituents of tests; but they do not include laboratory machinery, automated or powered systems. General Purpose Reagents include cytological preservatives, decalcifying reagents, fixatives and adhesives, tissue processing reagents, isotonic solutions and pH buffers. Reagents used in tests for more than one (1) individual chemical substance or ligand are General Purpose Reagents [e.g., Thermus aquaticus (TAQ) polymerase, substrates for enzyme immunoassay (EIA)].

‘a Group Company’	any undertaking which is, on or after the Commencement Date of this Agreement, a subsidiary undertaking of the Licensee, a parent undertaking of the Licensee or a subsidiary undertaking of a parent undertaking of the Licensee, as those terms are defined in section 258 of the Companies Act 1985;

‘Issued Licensed Patents’	means Licensed Patents that have issued and that are not in any manner still pending.

‘Laboratory’	The laboratory of the ‘Principal Investigator’ (Professor Ian Jacobs) within University College London’s Department of Gynaecological Oncology.

‘Licensed Field’	The research, development and commercialization of Licensed Products for Diagnostics and Therapeutics for cancer.

‘Licensed Products’

Any and all processes, products and services practiced, sold or otherwise supplied by the Licensee or a Group Company of Licensee or its sub-licensee, and which Licensed Products or the use of such Licensed Products are within any Valid Claim of the Licensed Patents in the jurisdiction in which such Licensed Products are sold. A Licensed Product may include, without limitation a Diagnostic Test Kit, a Diagnostic Test, a Medical Implement or a Therapeutic.

‘Licensed Technology’	means Resulting Intellectual Property and Licensed Patents.

‘Medical Implement’

means a medical implement used in the delivery of a Therapeutic or in Theranostic or Diagnostic applications, and which may include, specialized probes, catheters, imaging equipment, or similar process.

‘Net Receipts’

The amounts received by the Licensee or its Group Companies from the grant of sub-licences under the Licensed Patents, less any Value Added Tax or other sales tax, based on the timing of cash received and irrespective of whether the amounts may be immediately recognized as revenue or must be treated as deferred under the accounting principles generally accepted in the United States of America. Net Receipts shall not include any (a) up-front non-recurring payments, (b) annual and/or milestone payments and (c) amounts received by Licensee or its Group Companies from a sub-licensee in consideration of conducting research or development work.

‘Net Sales Value’

The gross revenue (as recognized under accounting principles generally accepted in the United States of America), which has been actually collected (in the form of cash or equivalent) by the Licensee or its Group Companies on direct sales of Licensed Products to independent third parties in arm’s length transactions exclusively for money or, where the sale is not at arm’s length, the price that would have been so invoiced if it had been at arm’s length, after deduction of normal trade discounts actually granted and any credits actually given, and, provided the amounts are separately charged on the relevant invoice any costs of packaging, insurance, carriage and freight, any value added tax or other sales tax, and any import duties or similar applicable government levies.

Notwithstanding the above:

Transfer or provision of a product or service by the Licensee to a Group company for later sale, use or further licensing by such Group Company for the use, consumption by or benefit of an end customer shall not be considered a sale for the purpose of calculating Net Sales Value; and in the case of such a transfer, the only amount to be included in the calculation of Net Sales Value shall be the net sales price (calculated in accordance with exclusions and exceptions analogous to those set forth herein with respect to determining Net Sales Value) received by the Group Company from its end customer for such product or service; and

The following types of transfers or provision of any product or service, and any associated consideration received therefore, shall not be included in Net Sales Value: (a) transfers for the assurance of product testing or control, (b) promotional distribution to potential users, provided that the Licensee shall use reasonable commercial efforts to limit distribution of Licensed Products for promotional purposes to no more than 25% (twenty-five percent) of the total volume of Licensed Products sold during any calendar year during the term of this Agreement, (c) distribution to researchers by or on behalf of the Licensee or any of its Group Companies or (4) disclosure or dissemination for obtaining regulatory approvals.

‘Parties’	The Owner and the Licensee, and ‘Party’ shall mean either of them.

‘Licensed Patents’

Any and all of the patents and patent applications referred to in Schedule 1, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

‘Project’	the programme of work described in Schedule 3, as amended from time to time in accordance with clause 10.9 of the Collaborative Research Agreement.

‘Resulting Intellectual Property’	has the meaning given such term in Clause 1 of the Collaborative Research Agreement;

‘SELDI’	Surface Enhanced Laser Desorption/Ionization, as set forth in Recital B of the Collaborative Research Agreement.

‘Territory’	The World.

‘Therapeutic’

means any drug, pharmaceutical, protein, polypeptide, peptide, nucleic acid, small molecule, gene therapy, vaccine, other substance or process that is used for the treatment of a disease or health condition.

‘Valid Claim’	A claim of a patent or patent application that has not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgement.

2. Grant of rights

2.1	Licences

The Owner hereby grants to the Licensee, subject to the provisions of this Agreement, an exclusive licence, with the right to sub-license, subject to clause 2.3 below, under the Licensed Technology to develop, manufacture, use, sell, offer for sale and/or import Licensed Product(s) and any improvement thereto, or have done any of these on its behalf and otherwise exploit the Licensed Technology, but only in the Licensed Field in the Territory.

2.2	Formal licences

The Parties shall execute such formal licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail wherever possible. Prior to the execution of the formal licence(s) (if any) referred to in clause 2.2, the Parties shall so far as possible have the same rights and obligations towards one another as if such licence(s) had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

2.3       Sub-licensing

The Licensee shall be entitled to grant sub-licences of its rights under this Agreement to any person, provided that:

2.3.1    the royalties and other consideration provided for in the sub-licence shall be at an amount or rate which is not less than the amount or rate applicable to direct sales or sublicensing, as appropriate, provided for in this Agreement;

2.3.2    the sub-licence shall include obligations on the sub-licensee which are equivalent to the obligations on the Licensee under this Agreement;

2.3.3    the Licensee shall not undertake any obligations pursuant to any sub-licence granted by the Licensee hereunder which, in the Licensee’s reasonable judgment, would be deemed unduly onerous by the Owner;

2.3.4    within 60 days of the grant of any sub-licence the Licensee shall provide to the Owner a true copy of it; and

2.3.5    the Licensee shall be responsible for any breach of the sub-licence by the sub-licensee, as if the breach had been that of the Licensee under this Agreement, and the Licensee shall indemnify the Owner against any loss, damages, costs, claims or expenses which are awarded against or suffered by the Owner as a result of any such breach by the sub-licensee.

2.3.6        Any sublicence granted by the Licensee as part of a sublicence agreement made between the Licensee and a sublicensee in accordance with the provisions of this Clause 2.3 ("Sublicence Agreement") shall survive the termination of this Agreement as a direct licence between the Owner and the sublicensee subject to the provisions of such sublicence agreement and the following conditions:

(a)        at the time of such termination the sublicensee is not in breach of any material provision of its sublicense agreement with the Licensee and none of the situations referred to in Clause 8.2.2(b) of this Agreement applies to the sublicensee; and

(b)       within 60 days of receiving notice of the termination of this Agreement, the sublicensee notifies the Owner in writing that it wishes the sublicence agreement to continue in effect in accordance with the terms thereof and undertakes to the Owner to comply with the sublicensee's obligations under such sublicence agreement.

2.4       Reservation of rights

The Owner reserves the non-exclusive right to use the Licensed Technology in the Licensed Field solely for the purposes of academic research and teaching.

2.5       No other licence

It is acknowledged and agreed that no licence is granted by the Owner to the Licensee other than the licence(s) expressly granted by the provisions of this clause 2.

2.6       Quality

The Licensee shall ensure that all of the Licensed Products sold by it and its sub-licensees are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory.

3. Confidential information

3.1       Responsibility for development of Licensed Products

The Licensee shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Licensed Products sold or supplied, and accordingly the Licensee shall indemnify the Owner in accordance with the terms of clause 7.3.

3.2       Confidentiality obligations

Each Party (‘Receiving Party’) undertakes:

3.2.1    to maintain as secret and confidential all Resulting Intellectual Property and other technical, scientific or commercial information (collectively “Confidential Information”) obtained directly or indirectly from the other Party (‘Disclosing Party’) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein,

3.2.2    to use the same exclusively for the purposes of this Agreement, and

3.2.3    to disclose the same only to those of its Group Companies, employees, contractors and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement provided that any such recipients are bound by obligations of non-use and confidentiality at least as stringent as those contained herein.

3.3       Exceptions to obligations

The provisions of clause 3.2 shall not apply to Confidential Information which the Receiving Party can demonstrate by reasonable, written evidence:

3.3.1    was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

3.3.2    is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

3.3.3    is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Group Company or sub-licensees; or

3.3.4    the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall:

(a)        inform the Disclosing Party as soon as is reasonably practicable, and

(b)        at the Disclosing Party’s request use reasonable efforts to seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures; or

3.3.5    in the case of information disclosed by the Owner to the Licensee, is disclosed to actual or potential customers for Licensed Products in so far as such disclosure is reasonably necessary to promote the sale or use of Licensed Products, provided that the customers sign a written confidentiality undertaking substantially similar to clauses 3.2 and 3.3.

3.4       Disclosure to employees

The Receiving Party shall procure that all of its Group Companies, employees, contractors and sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which clause 3.2 applies, shall be made aware of these obligations and shall have entered into written undertakings of confidentiality substantially similar to clauses 3.2 and 3.3 and which apply to the Disclosing Party’s information.

4. Payments

4.1       Royalties.  Subject to This Agreement, the Licensee shall pay royalties to the Owner as follows:

4.1.1    Sale of Diagnostic Test Kits.  If the Licensee or its Group Company sells to a third party a Diagnostic Test Kit that is a Licensed Product covered by an Issued Licensed Patent, then the Licensee shall pay to the Owner a [***] percent ([***]%) royalty on Net Sales Value of such Diagnostic Test Kits.

4.1.2    Sale of Disposable Components for Inclusion in Diagnostic Test Kits. If (i) the Licensee or its Group Company sells, either directly or indirectly, to a third party any Disposable Component, (ii) such third party, pursuant to any necessary sublicense from the Licensee or its Group Company under an Issued Licensed Patent, includes such Disposable Component in a Diagnostic Test Kit for sale, and (iii) such Diagnostic Test Kit is a Licensed Product covered by an Issued Licensed Patent, then the Licensee shall pay to the Owner a [***] percent ([***]%) royalty on Net Sales Value of such Disposable Components.

4.2.3    Sale of Disposable Components for use in performing a Diagnostic Test, but not for inclusion in a Diagnostic Test Kit offered for sale.  If (i) the Licensee or its Group Company sells, either directly or indirectly, to a third party any Disposable Component, (ii) such third party does not include such Disposable Component in a Diagnostic Test Kit for sale, but instead uses such Disposable Component in performing a Diagnostic Test as part of a service for a fee, (iii) such third party has obtained any necessary sublicense

*** Confidential treatment request pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

to perform such Diagnostic Test from the Licensee or its Group Company under an Issued Licensed Patent, and (iv) such Diagnostic Test is a Licensed Product covered by an Issued Licensed Patent, then the Licensee shall pay to the Owner a [***] percent ([***]%) royalty on Net Sales Value of such Disposable Components.

4.2.4    Grant of a sublicense to manufacture and sell a Diagnostic Test Kit with no associated sale of Disposable Components. If (i) the Licensee or its Group Company grants to a third party a sublicense to manufacture and sell a Diagnostic Test Kit, (ii) such Diagnostic Test Kit is a Licensed Product covered by an Issued Licensed Patent, and (iii) neither the Licensee nor any of its Group Companies sells either directly or indirectly to such third party any Disposable Components that are sold as part of such Diagnostic Test Kit, then the Licensee shall pay to the Owner [***] percent ([***]%) of the Net Receipts for such sublicense.

4.2.5    Grant of a sublicense to perform a Diagnostic Test with no Associated Sale of Diagnostic Test Kits or Disposable Components. If: (i) the Licensee or its Group Company grants to a third party a sublicense to sell a service involving the performance of a Diagnostic Test, (ii) such Diagnostic Test is a Licensed Product covered by an Issued Licensed Patent, and (iii) neither the Licensee nor any of its Group Companies sells either directly or indirectly to such third party any Diagnostic Test Kits or Disposable Components for use in the performance of such Diagnostic Test, then the Licensee shall pay to the Owner [***] percent ([***]%) of the Net Receipts for such sublicense.

4.2.6    Performance of Diagnostic Test by the Licensee or its Group Company. If the Licensee or its Group Company sells a service involving the performance of a Diagnostic Test, which Diagnostic Test is a Licensed Product covered by an Issued Licensed Patent, then the Licensee shall pay to the Owner [***] ([***]%) on Net Sales Value of such Diagnostic Test

4.2.7    Grant of sublicense to commercialise a Therapeutic or Medical Implement. If the Licensee or its Group Company grants to a third party a sublicense to commercialise a Therapeutic or a Medical Implement that is a Licensed Product covered by an Issued Licensed Patent, then the Licensee shall pay to the Owner [***] percent ([***]%) of the Net Receipts for such sublicense.

*** Confidential treatment request pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

4.2.8     Exclusions and Limitations

(a)   No Royalties on Software or Capital Equipment. In no case shall Licensee or its Group Company pay to UCL Biomedica any royalties or other fees for the sale of capital equipment or software, including without limitation: ProteinChip® Readers, ProteinChip® Software, Biomarker PatternsTM software, CiphergenExpress TM Software and any software that embodies a classification algorithm that is used in performing a Diagnostic Test. The full amounts received in connection with periodic deliveries of Disposable Components or Diagnostic Test Kits under a “Reagent Rental Plan” (a method for customers to pay for capital equipment or software over a series of periodic amortized payments in connection with periodic shipments of specialized Diagnostic Test Kits or Disposable Components that are used on or in connection with the capital equipment and software) shall not be used in determining Net Sales. Instead, in determining Net Sales of such Diagnostic Test Kits or Disposable Components, the full amounts received in connection with periodic deliveries under a “Reagent Rental Plan” shall be adjusted so as to deduct the amortized cost of software and capital equipment that have been allocated along with the true charges for such Diagnostic Test Kits or Disposable Components in the Reagent Rental Plan. Ultimately, Net Sales of Diagnostic Test Kits or Disposable Components should reflect only those amounts actually attributable to such products, as if such products were sold on a stand-alone basis.

(b)   No Royalties on Licenses to Patents or Licensed Patents that are Not Issued Licensed Patents.

(i) In no case shall Licensee or its Group Company pay to UCL Biomedica any royalties for the grant of a license to any patent that is not an Issued Licensed Patent. For example, but not by way of limitation, any consideration received for a license grant under a Baylor University-owned SELDI patent or a Licensee-owned Retentate Chromatography patent shall not trigger any royalty obligation to UCL Biomedica, even if such grant may be necessary in the manufacture, sale or use of any Diagnostic Test Kit or in the performance of any Diagnostic Test.

(ii) In no case shall Licensee or its Group Company pay UCL Biomedica any royalties for the grant of a license to any Licensed Patent that is not an Issued Licensed Patent. Notwithstanding the above, once there is an Issued Licensed Patent in a given country or jurisdiction, the Licensee shall pay royalties to UCL Biomedica on sales of Licensed Products in such country or jurisdiction (i) retroactively on a lump sum basis from the date of first commercial sale of such

Licensed Products, if any, through the date of issuance of such Issued Licensed Patent Patent (“Licensed Patent Issue Date”) and (ii) on a prospective basis, in accordance with this clause 4.2. Licensee shall make such retroactive payment in accordance with subclause (i) above within 60 (sixty) days after such Licensed Patent Issue Date. Ciphergen shall use take reasonable steps to ensure that its patent counsel prosecute Licensed Patents in a diligent manner.

(c)   No Royalty owed on Revenue Received in Exchange for Performance of Product or Service Development and/or Marketing Activities. Under no circumstances shall Licensee or its Group Companies be liable to UCL Biomedica for royalties on revenue received in consideration of product or service development and/or marketing activities.

(d)   One Royalty Per Transaction. Only one royalty shall be due and payable to UCL Biomedica by the Licensee on the sale of any product or service subject to a royalty under this Agreement regardless of the number of Licensed Patents or Licensed Patent claims that may cover any such product or service, its manufacture and/or use. Moreover, if the performance of any service that triggers a royalty hereunder requires the use of a product, the sale of which triggers a royalty hereunder, only the one royalty of higher value among the two royalties triggered shall be due and payable to UCL Biomedica by the Licensee.

(e)   No Other Royalties Owed. Except as explicitly set forth herein, neither the Licensee nor its Group Companies shall pay to UCL Biomedica any royalties under this Agreement.

4.3       Combination Products

Proportional sharing of royalties in cases of multi-Biomarker-based Diagnostic Tests with multiple intellectual property owners. In the event that any royalty-bearing event hereunder involves a Diagnostic Test that employs any Biomarkers (as defined herein below) on which royalties are owed to a third party (a “Third Party Licensor”), Net Sales (or Net Receipts from sublicensing, as applicable) for such royalty-bearing event shall be reduced to reflect the proportion of Biomarkers on which royalties are owed to a Party hereunder (“Collaborative Research Biomarkers”)  as opposed to Biomarkers on which royalties are owed to a Third Party Licensor (“Third Party Biomarkers”). Specifically, Net Sales (or Net Receipts, as applicable) for such royalty-bearing event shall be reduced by multiplying the fraction A over A+B where “A” is the number of Collaborative Research Biomarkers covered by Issued Licensed Patents and “B” is the number of Third Party Biomarkers.

4.4       In the event that, due to market conditions, the royalty paid to the Owner constitutes a reduction in the return realised by the Licensee such that the reduction diminishes the Licensee’s capability to be profitable or competitive with respect to the sale, provision or use of any Licensed Product, the Owner agrees to consider a reasonable reduction in the royalty paid to the Owner in such cases for the period during which such market condition exists. Factors determining the size of the reduction will include, without limitation, the Licensee’s then-current profit margin on such Licensed Products.

4.5       If the Licensee or any of its Group Companies is required to pay a royalty or royalties to any obtain a licence from any third party licensor (“Third Party Licence”) for technology that is not a Biomarker in connection with the manufacture, use, practice, sale, or marketing of a Licensed Product hereunder, at the Licensee’s sole discretion, the royalties payable under this Agreement shall be reduced by (a) the amount of royalties paid under the Third Party Licence or (b) 50% or (c) royalties paid under the Third Party Licence shall be treated as a deductible item when calculating Net Sales Value provided that the amount of royalty payable by the Licensee to the Owner in any semi-annual period shall not be reduced by more than 50% of the amount which would have been payable in the absence of this clause.

4.6       Payment terms

Royalties due under this Agreement shall be calculated and paid semiannually as of June 30th and December 31st for the six (6)-month period prior to such respective date and shall be paid semiannually within 60 days next following such respective date, in respect of sales of Licensed Products made during such six (6)-month period and within 60 days of the termination of this Agreement.

4.7       All sums due under this Agreement:

4.7.1    are exclusive of Value Added Tax which will be paid by the Licensee only if the Licensee is required to do so pursuant to applicable law;

4.7.2    shall be paid in pounds sterling by bank transfer:

Barclays Bank Plc – Bloomsbury & Tottenham Court Road Branch

PO Box 11345

London W12 8GG

Sort Code: 20 10 53

Account No: 30782270

Account name: UCL BioMedica Plc

Swift Code BARCGB22

or cheque made payable to UCL BioMedica Plc and in the case of sales or sub-licence income received by the Licensee in a currency other than pounds sterling, the royalty shall be calculated in the other currency and then converted into equivalent pounds sterling at the buying rate of such other currency as quoted by Barclays Bank plc in London as at the close of business on the last business day of the quarterly period with respect to which the payment is made;

4.7.3    subject to clause 1 (definition of “Net Sales Value”) shall be made without deduction of income tax or other taxes charges or duties that may be imposed, except insofar as the Licensee is required to deduct the same to comply with applicable laws. The Parties shall co-operate and take all steps reasonably and lawfully available to them, at the expense of the Owner, to avoid deducting such taxes and to obtain double taxation relief. If the Licensee is required to make any such deduction it shall provide the Owner with such certificates or other documents as it can reasonably obtain to enable the Owner to obtain appropriate relief from double taxation of the payment in question; and

4.7.4    shall be made by the due date, failing which the Owner may charge interest on any outstanding amount on a daily basis at a rate equivalent to 1% above the most favourable Bank of England base rate then in force.

4.8       If at any time during the continuation of this Agreement the Licensee is prohibited from making any of the payments required hereunder by a governmental authority in any country then the Licensee will within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and will make them within 30 (thirty) days of receiving such permission. If such permission is not received within 30 (thirty) days of the Licensee making a request for such permission then, at the option of the Owner, the Licensee shall deposit the royalty payments due in the currency of the relevant country either in a bank account designated by the Owner within such country or such royalty payments shall be made to an associated company of the Owner designated by the Owner and having offices in the relevant country designated by the Owner.

4.9       Royalty statements

The Licensee shall send to the Owner at the same time as each royalty payment is made in accordance with clause 4.2 a statement setting out, in respect of each territory or region in which Licensed Products are sold, the types of Licensed Product sold, the quantity of each type sold, and the total Net Sales Value in respect of each type, expressed both in local currency and pounds sterling and showing the conversion rates used, during the period to which the royalty payment relates.

4.10     Records

4.10.1  The Licensee shall keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and value of Licensed Products sold by it, and the amount of Net Receipts received by it in respect of Licensed Products, on a country by country basis, and being sufficient to ascertain the royalties due under this Agreement.

4.10.2  The Licensee shall make such records and accounts available, on reasonable notice but no more than once each year, for inspection during business hours by an independent chartered accountant nominated by the Owner for the purpose of verifying the accuracy of any statement or report given by the Licensee to the Owner under this clause 4.10. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to the Owner only such details as may be necessary to report on the accuracy of the Licensee’s statement or report. The Owner shall be responsible for the accountant’s charges unless the accountant certifies that there is an inaccuracy of more than 5% per cent in any royalty statement, in which case the Licensee shall pay his charges in respect of that inspection.

4.10.3  The Licensee shall ensure that the Owner has the same rights as those set out in this clause 4.10 in respect of any sub-licensee of the Licensee which is sub-licensed under the Licensed Patents pursuant to this Agreement.

5.         Commercialisation

5.1       The Licensee shall diligently proceed to develop and commercially exploit Licensed Products to the maximum extent worldwide.

5.2       Without prejudice to the generality of the Licensee’s obligations under clause 5.1, the Licensee shall provide at least annually to the Owner an updated, written Development Plan, showing all past, current and projected activities taken or to be taken by the Licensee to bring Licensed Products to market and maximise the sale of Licensed Products worldwide. The Owner’s receipt or approval of any such plan shall not be taken to waive or qualify the Licensee’s obligations under clause 5.1.

5.3       If the Owner considers at any time during the period of this Agreement that the Licensee has without legitimate reason failed to proceed diligently to develop and commercially exploit Licensed Products, the Owner shall so notify the Licensee in writing. By not later than 10 (ten) days after Licensee’s receipt of such notice, the parties shall commence informal discussions with the goal of reaching a mutually acceptable resolution of the matter. If the parties have not been able to arrive at such resolution within 3 (three) months after commencement of such negotiations, either Party shall be entitled to refer the matter to an alternative dispute resolution (“ADR”) process, in accordance with Schedule 2.

6          Intellectual property

6.1       Maintain the Licensed Patents

The Licensee shall at his own cost and expense pay all expenses associated with the preparation and filing of patent applications in accordance with clause 5.4 of the Collaborative Research Agreement and pay all maintenance and renewal fees in respect of the Licensed Patents as and when due; provided that if the Licensee wishes to abandon any patent application or not to maintain any such Licensed Patent (or to cease funding any such application or Licensed Patent) it shall give 3 months’ prior written notice thereof to the Owner and on the expiry of such notice period the Licensee shall cease to be licensed under the patent application or Licensed Patent identified in the notice.

6.2       Infringement of the Licensed Patents

6.2.1    Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Licensed Patents, and the Parties shall consult with each other to decide the best way to respond to such infringement.

6.2.2    If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then the Licensee shall be entitled to take action in its own name against the third party at its sole expense and it shall be entitled to all damages or other sums received from such action, after reimbursing the Owner for any reasonable expenses incurred in assisting it in such action. The Owner may agree to be joined in any suit to enforce such rights and shall have the right to be separately represented by its own counsel at its own expense. If the alleged infringement is both within and outside the Licensed Field, the Parties shall also co-operate with the Owner’s other licensees (if any) in relation to any such action.

6.3       Infringement of third party rights

6.3.1    If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

6.3.2    The Licensee shall have the right but not the obligation to defend such suit and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of the Owner must be obtained before taking such action or making such settlement.

7.         Warranties and liability

7.1       Warranties by owner

The Owner warrants, represents and undertakes as follows:

7.1.1    it is the absolute and unencumbered owner of the Licensed Patents and has caused its directors and employees to execute such assignments of the Licensed Patents as may be necessary to give title to the Licensed Patents to the Owner; and

7.1.2    it has not done, and will not do nor agree to do during the continuation of this Agreement, any of the following things if to do so would be inconsistent with the exercise by the Licensee of the rights granted to it under this Agreement, namely:

(a)        grant or agree to grant any rights in the Licensed Patents or any improvements thereto; or

(b)        assign, mortgage, charge or otherwise transfer any of the Licensed Patents or (subject to clause 7.2 below) any of its rights or obligations under this Agreement; and

(c)        it is not aware that any third party owns or claims any rights in the Licensed Patents; and

(d)        it is not aware (but without having carried out any investigation other than asking the Principal Investigator and the Owner’s patent agents for their understanding of the position) that any third party owns or claims that it owns any rights which would be infringed by use of the Licensed Patents in accordance with the provisions of this Agreement.

7.2       No other warranties

7.2.1    Each of the Licensee and the Owner acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

7.2.3    Without limiting the scope of clause 7.2.1, the Owner does not give any warranty, representation or undertaking:

(a)	as to the efficacy or usefulness of the Licensed Technology; or

(b)	that any of the Licensed Patents is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

(c)

that the use of any of the Licensed Technology, the manufacture, sale or use of the Licensed Products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

(d)

that the Resulting Intellectual Property or any other information communicated by the Owner to the Licensee under or in connection with this Agreement will produce Licensed Products of satisfactory quality or fit for the purpose for which the Licensee intended; or

(e)

as imposing any obligation on the Owner to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Licensed Patents; or

(f)	as imposing any liability on the Owner in the event that any third party supplies Licensed Products to customers located in the Territory.

7.3       Indemnity

The Licensee shall indemnify the Owner against any loss, damages, costs or expenses which are awarded against or incurred by the Owner as a result of any claim concerning the use by the Licensee or any of its sub-licensees of the Licensed Technology or otherwise in connection with the manufacture, use or sale of or any other dealing in any of the Licensed Products by the Licensee or its Group Companies or any of its sub-licensees.

7.4       Liability

Notwithstanding any other provision of this Agreement, no Party shall be liable to any other Party to this Agreement in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other Party or its Group Companies of an indirect or consequential nature including without limitation any economic loss or other loss of turnover, profits, business or goodwill. Each Party’s liability for direct damages hereunder shall be limited to the total amount of royalties paid by the Licensee to the Owner at the time the event giving rise to any such liability occurs.

8          Duration and termination

8.1       Commencement and termination by expiry

This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this clause 8, shall continue in force on a country by country basis until the later of:

8.1.1	The date of expiration of the last to expire patent included within the Issued Licensed Patents in each such country, or

8.2.2	The tenth anniversary of the Commencement Date;
and on such date the licences granted hereunder with respect to the affected country shall terminate automatically.

8.2       Early termination

8.2.1    The Licensee may terminate this Agreement at any time on 90 days’ prior notice in writing to the Owner.

8.2.2    Without prejudice to any other right or remedy, either Party may terminate this Agreement at any time by notice in writing to the other Party (‘Other Party’), such notice to take effect as specified in the notice:

(a)        if the Other Party is in breach of any material provision of this Agreement and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the Other Party receiving notice specifying the breach and requiring its remedy; or

(b)        if the Other Party becomes insolvent, or if an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the Other Party’s assets or business, or if the Other Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt.

8.2.3    The Owner may forthwith terminate this Agreement by giving written notice to the Licensee if the Licensee or its Affiliate or sub-licensee commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity of any of the Licensed Patents.

8.3       Consequences of termination

8.3.1    Upon termination of this Agreement by expiry under clause 8.1 above, the Licensee shall have the non-exclusive right to use the Resulting Intellectual Property without charge or other obligation to the Owner.

8.3.2    Upon termination of this Agreement for any reason:

(a)        the Licensee and its sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under clause 4) any unsold or unused stocks of the Licensed Products for a period of 1 (one) year following the date of termination;

(b)        subject to clauses 8.1 and 8.3.1 above, the Licensee shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Licensed Patents, in so far and for as long as any of the Licensed Patents remains in force or the Resulting Intellectual Property;

(c)        subject to paragraph 8.3.1 above, the Licensee shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any of the Licensed Patents; and

(d)        Except as provided in this clause 8.3.2 and 8.3.3 and 8.3.4, and except in respect of any rights that may have accrued prior to termination of this Agreement, neither Party shall be under any further obligation to the other.

9.	General

	9.1	Force majeure

Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

	9.2	Amendment

This Agreement may only be amended in writing signed by duly authorised representatives of the Owner and the Licensee.

9.3       Assignment and third party rights

9.3.1    Subject to clause 9.3.2 below, neither Party shall assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement, nor any of the Licensed Patents or rights under the Licensed Patents, without the prior written consent of the other Party, which consent shall not unreasonably be with held.

9.3.2    Either Party may assign all [or part] of its rights and obligations under this Agreement together with its rights in the Licensed Patents to a wholly-owned subsidiary or partnership of which such Party is the general partner or any company to which it transfers all [or part] of its assets or business, PROVIDED that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement. However a Party shall not have such a right to assign this Agreement if it is insolvent or any other circumstance described in clause 8.2.2(b) applies to it.

9.4       Waiver

No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

9.5       Invalid clause

If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

9.6       No agency

Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

9.7       Interpretation

In this Agreement:

9.7.1    the headings are used for convenience only and shall not affect its interpretation;

9.7.2    references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

9.7.3    references to clauses and Schedules mean clauses of, and schedules to, this Agreement; and

9.7.4    references to the grant of ‘exclusive’ rights shall mean that the person granting the rights shall neither grant the same rights (in the same Licensed Field and Territory) to any other person, nor exercise those rights directly to the extent that and for as long as the Licensed Products are within Valid Claims of unexpired Licensed Patents.

9.8       Notices

9.8.1    Any notice to be given under this Agreement shall be in writing and shall be sent by express courier or personal delivery, first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this clause 9.8. The fax numbers of the Parties are as follows: Owner +44 (0) 20 7679 9838; Licensee 510.505.2101, attention President Diagnostics Division.

9.8.2    Notices sent as above shall be deemed to have been received on the date delivered if sent via express courier or otherwise delivered personally, three working days after the day of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

9.9       Law and Jurisdiction

The validity, construction and performance of this Agreement shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit, except that a Party may seek an interim injunction in any court of competent jurisdiction.

9.10     Further action

Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

9.11     Announcements

Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

9.12     Entire agreement

This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

10.  Third parties

This Agreement does not create any right enforceable by any person who is not a party to it ('Third Party') under the Contracts (Rights of Third Parties) Act 1999, but this clause does not affect any right or remedy of a Third Party which exists or is available apart from that Act.

AGREED by the Parties through their authorised signatories:

For and on behalf of UCL Biomedica plc	For and on behalf of Ciphergen Biosystems, Inc.

signed	signed

print name	print name

title	title

date	date

Schedule 1

The Licensed Patents

Schedule 2

Alternative Dispute Resolution

Alternative Dispute Resolution. For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, which the Parties shall be unable to resolve within sixty (60) days, the Party raising such dispute shall promptly advise the other Party of such claim, dispute or controversy in a writing that describes in reasonable detail the nature of such dispute. By not later than ten (10) business days after the recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind each such Party and shall additionally have advised the other Party in writing of the name and title of such representative. By not later than twenty (20) business days after the date of such notice of dispute, such representatives shall select a mutually agreed upon independent expert schedule a date for engaging in an ADR process. Thereafter, the representatives of the Parties shall engage in good faith in an ADR process. If the representatives of the Parties have not been able to resolve the dispute within thirty (30) business days after the termination of the ADR, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute in the English courts, to whose jurisdiction for such purposes the Owner and the Licensee each irrevocably consents and submits. Notwithstanding the foregoing, nothing in this Schedule 2 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement. The costs of such ADR process shall be borne equally by the Parties.

SCEHDULE 4

Material Transfer Agreement

UNIVERSITY COLLEGE LONDON

Gower Street London WC1E 6BT

MATERIAL TRANSFER AGREEMENT

UNIVERSITY COLLEGE LONDON has collected and/or developed the materials known as: (Insert description of materials below)

[To be completed]               (“Materials”)

Providing University College London Scientist is: (Insert name and department)

Professor Ian Jacobs Department of Gynaecological Oncology

(the “Provider”)

Company Scientist is: (Insert name)

[To be completed]

(the “Company Scientist”)

The Company Scientist is an employee of: (Insert company name and full address)

Ciphergen Biosystems, Inc. a Delaware corporation having its principal place of business at
6611 Dumbarton Circle, Fremont, California 94555, U.S.A

(the “Company”)

The Company wishes to acquire a sample of the Materials for academic research relating to: (Insert description of academic research for which Materials are to be used)

The “Project” as defined in clause 1 of the Collaborative Research Agreement between UCL,
UCL BioMedica Plc and Ciphergen Biosystems, Inc dated           2005

(the “Collaborative Research Agreement”)

UCL is willing to provide a sample of the Materials for the Project Period (the “Term”) as defined in clause 2.1 of the Collaborative Research Agreement on the Terms and Conditions shown overleaf provided the Company agrees to comply with those Terms and Conditions.

Standard Terms and Conditions for Release of Materials

UCL represents and warrants to Company that, to the best of its knowledge (a) the Materials have been obtained by UCL in accordance with all applicable laws, rules and regulations, (b) UCL has all necessary rights to transfer and dispose of the Materials as contemplated herein and (c) the transfer, shipment and delivery of the Materials to Company shall be made in such a manner and by such means as to ensure the biological and/or chemical integrity of the Materials and the safety of Company’s employees, agents and contractors.

Company shall keep the Materials secure at the Company’s laboratory and ensure that access to the Materials is restricted to the Company Scientist and his authorised co-workers. In this Agreement “the Materials” shall include any and all materials, documents and information that UCL may provide to the Company under or in connection with this Agreement, and any derivatives, portions, progeny or improvements.

The Company shall use the Materials only for the Project and not for any other purpose even if those purposes are being pursued in the Company’s laboratory without the prior written consent of UCL.

The Company shall not supply the Materials to any party other than its Group Companies (as defined in the Collaborative Research Agreement).

The Term may be extended with the written agreement of the parties.

The Company shall acknowledge UCL as the source of the materials in any publication that mentions them. The Company shall send UCL a copy of any reports or publications which describe work carried out using the Materials, and UCL shall be entitled to use all such reports and publications subject to the provisions of the Collaborative Research Agreement.

The Materials and any copies thereof made by or in the possession of or under the control of the Company pursuant to this Agreement shall remain under the custody of UCL and shall be immediately returned or if UCL so requires, destroyed, provided that UCL acknowledges and understands that (a) the Materials may be partially or totally damaged, destroyed, consumed or otherwise rendered unusable for any other purpose in the course of the Project and (b) Company may not be able to return some or all of the received Materials upon completion of the Project.

on termination of this Agreement, and

in the event that the Company is in breach of any of the conditions of this Agreement, and at any other time on request of UCL and request and any copies thereof made by or in the possession of or under the control of the Company pursuant to this Agreement. If UCL so dictates the Material should be destroyed under the circumstances that might arise under this Clause 6.

UCL shall at all times remain the custodian of the materials and which will not be removed from the Company’s address. No licence under any UCL intellectual property is granted or implied by this Agreement.

In the event that the Company makes or observes any new discovery, improvement or invention (“Invention”) relating to the Materials or as a direct result of the Project then the Company will bring this to the attention of UCL and such Invention shall be subject to the provisions of the Collaborative Research Agreement.

The Company shall use the Materials in accordance with good laboratory practice and the highest standards of skill and care and shall ensure compliance with any applicable laws and regulations governing the transportation, keeping or use of the Materials.

The Company shall reimburse UCL for any reasonable shipping and related costs that may be incurred when preparing and sending the Materials to the Company.

The Materials are experimental in nature and, subject to UCL’s representations and warranties set forth above, UCL makes no representation and gives no warranty or undertaking, in relation to them. As examples, but without limiting the foregoing, UCL give no warranty:

that use of the Materials will not infringe any patent, copyright, trade mark or other right owned by any third party; or

that the Materials are of merchantable or satisfactory quality or fit for any particular purpose, have been developed with reasonable care and skill or tested, for the presence of pathogens or otherwise, or are viable, safe, or non-toxic.

UCL shall have no liability to the Company, whether in contract, tort or otherwise, in relation to the supply of the Materials to the Company or their use or keeping by the Company Scientist and/or Company or by any other person, or the consequences of their use, to the maximum extent permitted under applicable law. The Company shall indemnify and hold harmless the Indemnified Parties from and against all Claims and Losses arising from such supply, use or keeping, including without limitation Claims and Losses arising from:

injury to the Company's employees and third parties;

infringement of third party intellectual property rights; and

use of the Materials within or outside the scope of this Agreement.

For the purposes of this Agreement:

“Indemnified Parties” shall mean UCL and its directors, officers, employees,

representatives and associated undertakings;

“Claims” shall mean all demands, claims, proceedings, penalties, fines and liability (whether criminal or civil, in contract, tort or otherwise); and

“Losses” shall mean all losses including without limitation financial losses, damages, legal costs and other expenses of any nature whatsoever.

The Company agrees to be bound by this Agreement in consideration of UCL making the Materials available to the Recipient.

English law shall apply to this Agreement, and the English courts shall have exclusive jurisdiction.

AGREED by the parties through their authorised signatories:-

For and on behalf of	For and on behalf of
University College London	Ciphergen Biosystems, Inc.

Signed	Signed

Print Name	Print Name

Title	Title

Date	Date

*** Confidential treatment request pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.